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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                                  SCHEDULE 13G

                               (Amendment No. 1)*


                     Nutraceutical International Corporation
             -------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
             -------------------------------------------------------
                         (Title of Class of Securities)

                                   67060Y 10 1
             -------------------------------------------------------
                                 (CUSIP Number)

                                February 25, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this statement is filed:

     / /  Rule 13d-1(b)
     / /  Rule 13d-1(c)
     /X/  Rule 13d-1(d)

-------------------

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages

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CUSIP No. 67060Y 10 1                  13G                     Page 2 of 5 Pages

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON

     Stephen and Helene Weldon Trust(e)
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
  NUMBER OF              5    SOLE VOTING POWER

   SHARES                     563,593
                    ------------------------------------------------------------
BENEFICIALLY             6    SHARED VOTING POWER

 OWNED BY                     None
                    ------------------------------------------------------------
   EACH                  7    SOLE DISPOSITIVE POWER

 REPORTING                    563,593
                    ------------------------------------------------------------
  PERSON                 8    SHARED DISPOSITIVE POWER

   WITH                       None
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     563,593
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     Not Applicable                                                          / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP No. 67060Y 10 1                  13G                     Page 3 of 5 Pages

ITEM 1(a) NAME OF ISSUER:

          Nutraceutical International Corporation

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          1400 Kearns Boulevard
          Park City, Utah 84060

ITEM 2(a) NAME OF PERSON FILING:

          Stephen and Helene Weldon Trust (e)

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

          Common Stock, par value $.01 per share.

ITEM 2(e) CUSIP NO.:

          67060Y 10 1

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          Not Applicable.

ITEM 4    OWNERSHIP:

          (a)  AMOUNT BENEFICIALLY OWNED: 563,593

          (b)  PERCENT OF CLASS: 5.2%

          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)  Sole power to vote or to direct the vote: 563,593

          (ii) Shared power to vote or to direct the vote:

          (iii) Sole power to dispose or to direct the disposition of: 563,593

          (iv) Shared power to dispose or to direct the disposition of:

All of the percentages calculated in this Schedule 13G are based upon an aggregate of 10,936,853 shares of Common Stock outstanding as of January 12, 2001, as disclosed in the Company's Proxy Statement, dated January 26, 2001.
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CUSIP No. 67060Y 10 1                  13G                     Page 4 of 5 Pages


ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [N/A].

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not applicable.

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not applicable.

ITEM 9    NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.

ITEM 10   CERTIFICATION:

          Not applicable.

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CUSIP No. 67060Y 10 1                  13G                     Page 5 of 5 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 23, 2001                      STEPHEN AND HELENE WELDON TRUST

                                        /s/ Stephen Weldon
                                        ------------------------------------